Exhibit 99.2

For Further Information:

Simulations Plus, Inc.

42505 10th Street West

Lancaster, CA 93534-7059

CONTACT:

Simulations Plus Investor Relations	Hayden IR
Ms. Renee Bouche	Mr. Cameron Donahue
661-723-7723	651-653-1854
renee@simulations-plus.com	cameron@haydenir.com

For Immediate Release:

July 13, 2015

Simulations Plus Reports Third Quarter FY2015 Financial Results

Revenues up 58.9%, Net Income up 41.7%

Board declares dividend of $0.05/share

LANCASTER, CA, July 13, 2015 – Simulations Plus, Inc. (NASDAQ: SLP), the premier provider of simulation and modeling software and consulting services for all phases of pharmaceutical discovery and development from the earliest discovery through all phases of clinical trials, today reported financial results for its third quarter of fiscal year 2015 ended May 31, 2015 (3QFY15), and first nine months of fiscal year 2015 (9moFY15), compared to the third quarter (3QFY14) and first nine months of fiscal year 2014 (9moFY14).

3QFY15 highlights compared with 3QFY14:

•	Net revenues increased 58.9% to $5.94 million, an increase of $2.20 million from $3.74 million
•	Gross profit was up 37.4% to $4.83 million, an increase of $1.31 million from $3.51 million
•	SG&A was $1.62 million, an increase of 34.9% or $420,000 from $1.20 million
•	R&D expenditures were $594,000, an increase of $42,000 or 7.6% over $552,000
o	In 3QFY15, $246,000 was capitalized and $348,000 was expensed
o	In 3QFY14, $317,000 was capitalized and $235,000 was expensed
•	Income before taxes increased 35.1% to $2.82 million, an increase of $733,000 from $2.09 million
•	Net income increased 41.7% to $1.85 million, an increase of $545,000 from $1.31 million
•	Diluted earnings per share increased 36.5% to $0.108 from $0.079

9moFY15 highlights compared with 9moFY14:

•	Net revenues increased 54.3% to $14.60 million, an increase of $5.14 million from $9.46 million
•	Gross profit was up 37.0% to $11.36 million, an increase of $3.07 million from $8.29 million
•	SG&A was $5.30 million, an increase of $1.92 million or 57.0% from $3.38 million
•	R&D expenditures were $1.96 million, an increase of $154,000, or 8.5% over $1.8 million
o	For 9moFY15, $976,000 was capitalized and $982,000 was expensed
o	For 9moFY14, $1.05 million was capitalized and $751,000 was expensed
•	Income before taxes increased 18.6% to $5.01 million, an increase of $788,000 from $4.23 million
•	Net income increased 19.6% to $3.35 million, an increase of $549,000 from $2.80 million
•	Diluted earnings per share increased 14.6% to $0.196 from $0.171

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Mr. John Kneisel, chief financial officer of Simulations Plus, said: “The Company delivered record results aided by a strong quarter of software sales and consulting revenues. Year-to-date diluted earnings per share reached the 20¢ mark. After distributing just over $800,000 in dividends during 3QFY15, cash on May 31 was a healthy $6.4 million and is currently at $7.8 million.”

Ted Grasela, president of Simulations Plus and its wholly owned subsidiary, Cognigen Corporation, added: “Strong collaborations between our scientists have identified new and innovative ways of using modeling and simulation to bring valuable insights to our clients’ research and development programs. The strategic and synergistic benefits of the Cognigen acquisition are being realized and we look forward to finding even more synergies between the talent and technologies of the two Simulations Plus divisions.”

Walt Woltosz, chairman and CEO of Simulations Plus and Cognigen, added: “We believe the combined Simulations Plus/Cognigen team, which now spans all aspects of drug development from early discovery chemistry through clinical trials and on to generics, provides the most comprehensive offering of powerful software and consulting expertise available to the pharmaceutical industry today. We’re realizing the potential we expected from joining the predominantly preclinical and early clinical capabilities of Simulations Plus with the world-class clinical trial data analysis and reporting expertise of Cognigen, with a number of projects now using the expertise from both teams to meet customers’ needs. Scientists from both divisions are learning about the methods used by each other, which will enable them to communicate the advantages of working with our organization as they go out to scientific meetings and conferences, and to provide training at customer sites. We believe this is just the beginning, as more and more managers in drug development are recognizing the tremendous potential of model-based drug development through best-in-class software and top-notch consulting expertise.”

Dividend Announcement

The Company today announced that its board of directors has declared a quarterly cash dividend of $0.05 per share to its shareholders. This cash dividend will be distributed on Thursday, July 30, 2015, for shareholders of record as of Thursday, July 23, 2015.

Investor Conference Call

The Company will hold an investor conference call on Monday, July 13, at 1:15 p.m. PT/4:15 p.m. ET.

The conference call will be webcast live and may be joined by registering at: https://attendee.gotowebinar.com/register/7514990819733113602. After registering, you will receive a confirmation email containing information about joining the webinar. Please dial in five to ten minutes prior to the scheduled start time. For listen-only mode, you may dial (415) 655-0059, and enter access code 307-841-003.

About Simulations Plus, Inc. and Cognigen Corp.

Simulations Plus, Inc., is a premier developer of groundbreaking drug discovery and development simulation and modeling software which is licensed to and used in the conduct of drug research by major pharmaceutical, biotechnology, agrochemical, and food industry companies worldwide. Simulations Plus recently acquired Cognigen Corporation of Buffalo, NY, adding to our offerings top-quality statistical modeling and simulation using clinical trial data, as well as more than doubling our staff from 30 to over 60, adding nearly 50% to revenues, and increasing earnings in the fiscal year that began September 1, 2014. The Company is headquartered in Southern California and trades on the NASDAQ Capital Market under the symbol “SLP.” Cognigen Corp is located in Buffalo, New York. For more information, visit our Web site at www.simulations-plus.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 – With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Words like “believe,” “expect” and “anticipate” mean that these are our best estimates as of this writing, but that there can be no assurances that expected or anticipated results or events will actually take place, so our actual future results could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain our competitive advantages, acceptance of new software and improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, our ability to identify and close acquisitions on terms favorable to the Company, and a sustainable market. Further information on our risk factors is contained in our quarterly and annual reports as filed with the U.S. Securities and Exchange Commission.

--Tables follow –

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SIMULATIONS PLUS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

As of

	(Unaudited)	(Audited)
	May 31,	August 31,
ASSETS
	2015	2014
Current assets
Cash and cash equivalents	$6,428,596	$8,614,929
Accounts receivable, net of allowance for doubtful accounts of $0	3,990,467	1,708,158
Revenues in excess of billings	924,793	158,914
Prepaid income taxes	–	748,359
Prepaid expenses and other current assets	269,776	188,160
Deferred income taxes	209,705	114,846
Total current assets	11,823,337	11,533,366
Long-term assets
Capitalized computer software development costs, net of accumulated amortization of $7,358,012 and $6,609,283	3,880,162	3,452,541
Property and equipment, net	420,629	95,242
Intellectual property, net of accumulated amortization of $649,375 and $193,750	5,425,625	5,881,250
Other intangible assets net of accumulated amortization of $110,625	1,539,375	–
Goodwill	4,789,248	–
Other assets	34,082	18,445
Total assets	$27,912,458	$20,980,844

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$133,126	$130,547
Accrued payroll and other expenses	427,750	340,709
Accrued bonuses to officer	72,000	120,000
Income taxes payable	178,894	–
Other current liabilities	19,859	19,859
Current portion - Contracts payable	750,000	750,000
Billings in excess of revenues	93,122	–
Deferred revenue	42,168	30,370
Total current liabilities	1,716,919	1,391,485

Long-term liabilities
Deferred income taxes	3,510,899	2,375,874
Payments due under Contracts payable	2,854,404	1,750,000
Other long-term liabilities	13,239	28,134
Total liabilities	8,095,461	5,545,493

Commitments and contingencies

Shareholders' equity
Preferred stock, $0.001 par value 10,000,000 shares authorized no shares issued and outstanding	–	–
Common stock, $0.001 par value 50,000,000 shares authorized 16,887,117 and 16,349,955 shares issued and outstanding	5,358	4,821
Additional paid-in capital	9,643,394	6,085,427
Retained earnings	10,168,245	9,345,103
Total shareholders' equity	19,816,997	15,435,351
	–	–
Total liabilities and shareholders' equity	$27,912,458	$20,980,844

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SIMULATIONS PLUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the three and nine months ended May 31,

(Unaudited)

	Three months ended		Nine months ended
	2015	2014	2015	2014

Net Revenues	$5,942,082	$3,740,567	$14,602,464	$9,463,059
Cost of revenues	1,115,402	227,600	3,238,796	1,168,219
Gross margin	4,826,680	3,512,967	11,363,668	8,294,840
Operating expenses
Selling, general, and administrative	1,624,610	1,204,312	5,303,792	3,378,950
Research and development	348,285	234,685	981,633	750,808
Total operating expenses	1,972,895	1,438,997	6,285,425	4,129,758

Income from operations	2,853,785	2,073,970	5,078,243	4,165,082

Other income (expense)
Interest income	4,391	8,017	13,394	25,000
Gain(loss) on currency exchange	(35,632)	7,340	(78,107)	35,477
Total other income (expense)	(31,241)	15,357	(64,713)	60,477
Income from operations before provision for income taxes	2,822,544	2,089,327	5,013,530	4,225,559
Provision for income taxes	(970,122)	(781,778)	(1,661,972)	(1,422,991)
Net Income	$1,852,422	$1,307,549	$3,351,558	$2,802,568

Earnings per share
Basic	$0.11	$0.08	$0.20	$0.17
Diluted	$0.11	$0.08	$0.20	$0.17

Weighted-average common shares outstanding
Basic	16,862,128	16,193,976	16,847,191	16,117,198
Diluted	17,073,155	16,455,078	17,070,334	16,361,695

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